FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-08

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/27/23 09:02:57 UTC-5:00

Subject: BANK5 2023-5YR4 - PUBLIC NEW ISSUE **IPTs**

BANK5 2023-5YR4 - PUBLIC NEW ISSUE **IPTs**

$658.55MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
MORGAN STANLEY & CO. LLC
BOFA SECURITIES, INC.
J.P. MORGAN SECURITIES LLC
CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	IPTs
A-2-1	AAAsf/AAA(sf)/AAA(sf)	125.000	30.000%	4.52	37.4%	19.3%	A-3 - 3bps
A-3	AAAsf/AAA(sf)/AAA(sf)	320.886	30.000%	4.87	37.4%	19.3%	J+155A
A-S	AAAsf/AAA(sf)/AA-(sf)	66.971	21.000%	4.95	42.2%	17.1%	J+245A
B	AA-sf/AA(sf)/NR	38.136	15.875%	4.99	44.9%	16.1%	J+305A
C	A-sf/A(sf)/NR	32.556	11.500%	4.99	47.3%	15.3%	J+510A

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.